Exhibit (j)(2)

FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the Custody Agreement dated as of November 8, 2022 (the "Agreement"), is entered into by and between AXXES PRIVATE MARKETS FUND (and any successor or permitted assign), a Delaware statutory trust (the "Fund"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to remove language stating that the Fund intends to be regulated as a business development company under the Investment Company Act of 1940; and

WHEREAS, Section 14.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that the first recital of the Agreement shall read as follows:

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the "1940 Act") that operates as an interval fund as provided for in Rule 23c-3 thereunder and is advised by Axxes Advisors LLC (the "Adviser); and

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

AXXES PRIVATE MARKETS FUND		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Adam Kaplan	By:	/s/ Gregory Farley

Name:	Adam Kaplan	Name:	Gregory Farley

Title:	Chief Administrative Officer	Title:	Asst. Vice President

Date:	10/13/23	Date:	October 17, 2023